EXHIBIT 5

                                                               February 25, 2000



Vectren Corporation
20 N.W. Fourth Street
Evansville, IN 47741

Dear Ladies and Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") anticipated to be filed with the Securities and Exchange Commission by Vectren Corporation, an Indiana corporation ("Vectren"), on February 29, 2000, with respect to the registration of one million (1,000,000) shares of common stock, without par value, of Vectren (the "Shares") to be issued and sold to eligible participants in the Vectren Corporation Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan").

         We have examined such records and documents and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, we are of the opinion that the Shares have been duly authorized, and when issued and sold and the purchase price thereof has been paid, all as contemplated by the Plan as described in the Registration Statement and in the Prospectus relating thereto, as the same may be amended, and in compliance with the Securities Act of 1933, as amended, and with applicable state blue sky laws, the Shares will be legally issued, fully paid and non-assessable.

         We consent to the use of our name under the caption "LEGAL MATTERS" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

         The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

                                                              Sincerely,

                                                              BARNES & THORNBURG